Exhibit 4.21

PHARMACEUTICAL PACKAGING
PROFESSIONALS PTY LTD

ABN 96 129 377 948

and

PRANA BIOTECHNOLOGY LTD

ABN 37 080 699 065

SERVICES AGREEMENT

PPP Service Agreement PBT434 040617

Agreement dated the 06 day of JUL 2017

between:

PHARMACEUTICAL PACKAGING PROFESSIONALS PTY LTD ABN 96 129 377 948 a corporation, whose principal place of business is 3/31 Sabre Drive, Port Melbourne, Victoria, Australia 3207 (“PPP”)

and

PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065) of Level 2, 369 Royal Parade Parkville, VIC 3052, Australia (the “Client”)

(“CLIENT”).

RECITALS

A.	CLIENT has chosen PPP as the provider of the services specified in Item 1 of Schedule 1 and Schedule 3 (“the Contracted Services”).

B.	This Agreement records the terms and conditions on which the provision of the Contracted Services will take place.

OPERATIVE PART

1	PERIOD OF AGREEMENT

Commencement Date

1.1
This Agreement commences on the date of document execution (‘the Commencement Date’) and will end after the completion of the Contracted Services on or before the date specified in Item 2 of Schedule 1 (‘the Expiry Date’) unless terminated or extended in accordance with clause 1.3 of this Agreement.

1.2
CLIENT may terminate this s Agreement at any time by giving PPP 30 day’s written notice. If CLIENT exercises this right, then CLIENT shall pay PPP all fees earned by PPP up until the effective date of termination.

1.3
If a party wishes to extend this Agreement, it must notify the other party in writing at least thirty (30) days prior to the Expiry Date. The other party must inform the first party of its decision within fourteen (14) days of receiving the notice (but no later than the Expiry Date) as to whether it consents to an extension. If the other party consents to the extension, the parties will extend this Agreement on the same terms and conditions as this Agreement, except that:

1.3.1	the Contract Fee must be re-negotiated;

PPP Service Agreement PBT434 040617

1.3.2	any other term or condition nominated by either party must be re-negotiated; and

1.3.3	there will be no further option to extend the Agreement unless both parties agree.

1.4	If the parties are unable to agree on the Contract Fee to be charged or the terms of the extended Agreement as referred to in clause 1.3, this Agreement will end on the Expiry Date.

2	SERVICES TO BE PROVIDED

2.1
During the term of this Agreement, PPP must provide the Contracted Services to CLIENT at the locations specified in Item 3 of Schedule 1 in accordance with the terms and conditions contained in this Agreement.

3	OBLIGATIONS OF EACH PARTY

Timing of service provision

3.1	PPP must provide the Contracted Services at the times set out in Schedule 3.

Delays

3.2	PPP is not liable to CLIENT for any failure to provide or delay in providing the Contracted Services if that failure or delay is the result of a Cause Beyond the Reasonable Control of PPP.

Service standards

3.3
PPP must ensure that the Contracted Services, and all of PPP’s work practices associated with providing the Contracted Services, meet the service standards specified in Item 5 of Schedule I and are conducted in accordance with the highest industry standards and with due skill, diligence, prudence, foresight and with the care that would reasonably be expected from a prudent, expert and experienced provider of services which are similar to the Contracted Services.

3.4	PPP is responsible for performance management of all PPP Personnel engaged in providing the Contracted Services.

Obligations of PPP

3.5	PPP must promptly consult with CLIENT if PPP considers there is a problem with the Contracted Services or any other matter under this Agreement.

PPP Service Agreement PBT434 040617

4	PPP PERSONNEL

Staff standards

4.1
PPP must employ only persons or where permitted under clause 23, sub-contractors who are, skilled, qualified experienced to the level reasonably expected of professional persons providing services of the kind contemplated by the Contracted Services (‘PPP Personnel’).

4.3
PPP is entirely responsible for the employment, engagement and conditions of service of all PPP Personnel, and PPP shall ensure that all PPP Personnel and other parties involved with PPP’s performance hereunder are subject to contractual obligations consistent with this Agreement and reasonably sufficient to enable PPP to comply with and satisfy the terms of this Agreement.

5	PPP’S ADDITIONAL OBLIGATIONS

Compliance with relevant laws

5.1
PPP must comply with all applicable laws, statutes, regulations, standards, codes, orders, guidance’s or guidelines (Laws) which regulate the development, and provision of the Contracted Services to CLIENT and the performance by PPP of its other obligations under this Agreement. In particular, PPP must:

5.1.1	hold all authorisations, permits and licences required by applicable Laws to perform the Contracted Services, and

5.1.2	comply with the requirements of all Laws of any kind applying to the performance of the Contracted Services and the performance by PPP of its other obligations under this Agreement..

6	COMPLIANCE WITH STANDARDS

6.1
PPP must ensure that it complies with the latest Therapeutic Goods Administration requirements, all requirements of the Department of Human Services, any conditions relating to the Study imposed by a HREC and any relevant Australian Standards in performing the Contracted Services, where such exist, or otherwise to generally accepted industry standards.

6.2	PPP must use its best endeavours to perform all Contracted Services and .in accordance with GMP the principles of Good Manufacturing Practice

PPP Service Agreement PBT434 040617

7	ENTRY ONTO PPP’S PREMISES

Subject to CLIENT giving PPP reasonable notice, PPP must permit CLIENT reasonable entry to PPP’s premises to review the Contracted Services under this Agreement and the performance by PPP of its obligations under this Agreement. The permission given to enter PPP’s premises shall cease immediately upon the ending or expiry of this Agreement.

8	SECURITY

If PPP or its staff detect any breach of security or confidentiality whilst providing the Contracted Services, PPP must notify the CLIENT immediately in writing giving details of the breach.

9	INTELLECTUAL PROPERTY

9.1 All Intellectual Property Rights owned or licensed for use by a party (IP Owner) as at the Commencement Date or subsequently developed by the IP Owner independently of this Agreement including such Intellectual Property Rights which the IP Owner determines in its sole discretion to make available to the other party for carrying out the Contracted Services remain the exclusive property of the IP Owner or the IP Owner’s licensor, as applicable.. 9.2 Subject to subclause 9.1 all data, results, information, know how, advice, reports and analyses and all improvements, modifications, advancements, developments, discoveries to CLIENT’s Intellectual Property Rights, that are produced, prepared or compiled by PPP in carrying out the Contracted Services (and all Intellectual Property Rights subsisting therein, collectively ‘Services Intellectual Property’) shall be the sole property of CLIENT upon creation. PPP agrees to do all things and sign all documents as may be necessary to vest and transfer ownership of the Service Intellectual Property to CLIENT in accordance with this clause.

10	PARTIES’ REPRESENTATIVES

PPP Representative

10.1
PPP will appoint a person or persons to be the duly authorised representative of PPP for all purposes connected with this Agreement (‘PPP Representative’). Any notice, information or communication given or made to the PPP Representative will be deemed to have been given or made to PPP. The PPP Representative at the Commencement Date shall be the person or persons specified in Item 6 of Schedule 1.

PPP Service Agreement PBT434 040617

CLIENT Representative

10.2	CLIENT must appoint one of its senior staff to be the CLIENT Representative. The CLIENT Representative at the Commencement Date shall be the person or persons specified in Item 7 of Schedule 1.

10.3
The CLIENT Representative will be the duly authorised representative of CLIENT for all purposes connected with this Agreement. Any notice, information, instruction or other communication given or made to the CLIENT Representative shall be deemed to have been given or made to PPP.

10.4	The parties must ensure that their representatives are available as needed to consult in relation to this Agreement.

11	PAYMENT FOR CONTRACTED SERVICES

Interpretation

11.1	Terms used in this clause have the same meaning as those terms in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Fees payable

11.2
PPP will invoice CLIENT in Australian dollars for the Contract Fee in accordance with the Payment Schedule in Schedule 2. CLIENT must pay PPP the Contract Fee in the manner set out in Item 8 of Schedule 1. At the time of payment, CLIENT must pay to PPP any amount of GST PPP is required to pay in addition to the amount payable for the applicable supply.

Invoice requirements

11.3	The obligation of CLIENT to pay PPP the amount of GST payable in respect of a supply arises on delivery by PPP to CLIENT of a tax invoice in the format required by law for the supply.

Payment terms

11.4
CLIENT must pay PPP for the amount invoiced for the Contract Fee within thirty (30) days after the invoice is received. If CLIENT fails to pay an invoice within this period, PPP may charge interest on the amount unpaid at the rate specified as the Penalty Interest Rate in Victoria calculated by reference to each day after the 45 day period during which the invoice remains unpaid until the date payment is made in full.

PPP Service Agreement PBT434 040617

12	VARIATION TO TERMS AND CONDITIONS

12.1	If CLIENT requires the Contracted Services to be varied, extended or reduced, CLIENT must give PPP reasonable written notice of such variation, extension or reduction.

12.2
The Contracted Services shall be deemed to be varied, extended or reduced in accordance with the written notice referred to in clause 12.1 if PPP agrees to the requested change(s). PPP is not obligated to accept any notice of variation, extension or reduction.

12.3	If the Contracted Services are varied, extended or reduced in accordance with clause 12.2 the parties must re-negotiate the Contract Fee and agree an equitable variation of it.

13	ASSIGNMENT OR TRANSFER

Each party may only assign its rights under this Agreement with the written consent of the other party. Such consent shall not be unreasonably withheld. The assignment shall not affect any contractual obligations undertaken by either party prior to the assignment taking place.

14	CONFIDENTIALITY AND PRIVACY

14.1	General obligation

Each party shall regard as confidential and shall not disclose to any person other than a person approved by the disclosing party, any information acquired by the recipient party in or in connection with the provision of the Contracted Services.

15	INSURANCE

General Requirement

15.1
Each party must, throughout the period of this Agreement, maintain such insurances as are necessary to provide cover for itself against the costs associated with any liability which may be incurred under this Agreement.

15.2	Types of insurance

Without limitation to the generality of clause 15.1, PPP must, at its own cost and expense, insure and keep in effect such insurance in its name in respect of the following risks:

15.2.1	product liability; and

15.2.2	professional indemnity.

PPP Service Agreement PBT434 040617

15.3	Adequacy of coverage

All insurances required under clause 15.1 must:

15.3.1	be obtained from a reputable insurer; and

15.3.2	provide cover of not less than one million dollars ($1,000,000.00) in respect of any single insurable event.

15.4	Insurance period PPP must maintain all insurances required of it under this clause 15:

15.5.1	at all times during the term of this Agreement; and

15.5.2	for a period of six (6) years after the term of this Agreement.

16	AUDIT

16.1
CLIENT and its agents and designees shall have the right at anytime to audit PPP’s facilities, systems, records (financial and otherwise), procedures, and documentation related to this Agreement, as well as the progress of the Contracted Services and all information and results derived from or relating to such Services. Such audits may be conducted upon reasonable notice during the term of this Agreement and for a period of up to two (2) years after termination or expiration.

16.2
PPP agrees to permit representatives of the TGA or any other relevant regulatory or governmental authority to access at any reasonable time during normal business hours relevant records, information (and, where applicable, make copies of the same), personnel and facilities.

17	DISPUTE RESOLUTION

Mediation

17.1	If a dispute arises in relation to this Agreement or any accounts given by PPP to CLIENT, the parties must adhere to the following procedure:

17.1.1	In the first instance, the CLIENT Representative and PPP Representative shall meet and endeavour to resolve the dispute in an expeditious and informal manner.

17.1.2	If resolution is not achieved within 10 Business Days, then either party may commence legal proceedings to resolve the dispute.

PPP Service Agreement PBT434 040617

18	TERMINATION

Right of termination

18.1	This Agreement may be terminated by the written agreement of the parties or in accordance with this clause.

Failure to rectify

18.2	If a party is in breach of its obligations under this Agreement, then the other party may:

18.2.1	by notice in writing to the party in default, specify in what respect that party is in default of its obligations under this Agreement; and

18.2.2
if after fourteen (14) days from the notification has been given, the party on whom the notification is given has not remedied the default, the other party may terminate this Agreement in whole or in part on giving fourteen (14) days’ notice in writing to the party.

Immediate termination

18.3	Notwithstanding any other clause of this Agreement, a party may end this Agreement immediately if any of the following events occur:

18.3.1	an Event Indicating Insolvency happens in relation to the other party; or

18.3.2	the other party ceases, or indicates that it is about to cease, carrying on its business.

18.4	Any termination of this Agreement shall not prejudice the parties’ accrued rights including the rights of either party in respect of any antecedent breach of this Agreement.

Consequences of Termination

18.5	If this Agreement terminates for any reason, then PPP must return to CLIENT all:

18.5.1	CLIENT Confidential Information;

18.5.2	PBT434 in whatever form; and

18.5.3	data, results, reports, analyses and other materials produced by the Consultant in the course of providing the Contracted Services, in the possession or control of PPP.

PPP Service Agreement PBT434 040617

19	NOTICES

19.1	A notice, consent, information or request that must or may be given or made to a party under this Agreement is only given or made if it is:

19.1.1	delivered or posted to that party at the address stated in Item 9 of Schedule 1; or

19.1.2	emailed to that party at the email number stated in Item 10 of Schedule 1.

19.2	A notice, consent, information or request that must or may be given or made to a party under this Agreement is deemed as given or made at the following time:

19.2.1	if it is hand delivered, when it is left at the relevant address;

19.2.2	if it is sent by post, 2 Business Days after it is posted;

19.2.3	if it is sent by email when sent by the sender.

19.3
If a notice, consent, information or request is delivered, or an error free transmission report in relation to it is received, after 5:00pm or on a day which is not a Business Day, it is to be treated as having been given or made at the beginning of the next Business Day.

20	MISCELLANEOUS

Further co-operation

20.1
Each party must do anything (including executing a document) that the other party reasonably requires to give full effect to, and to comply with any legislative requirements arising as a result of, this Agreement and the transactions it contemplates.

Accrued Rights

20.2	The ending of this Agreement does not affect any accrued rights of a party.

Liability for costs

20.3	Each party must pay its own costs in relation to preparing, negotiating, and executing this Agreement and any document related to the transaction that this Agreement contemplates.

PPP Service Agreement PBT434 040617

Variation

20.4	The terms of this Agreement may only be varied by agreement in writing signed by both parties.

Waiver

20.5
The fact that a party fails to do, or delays in doing, something the party is entitled to do under this Agreement, does not amount to a waiver of any obligation of, or breach of obligation by, the other party. A waiver by a party is only effective if it is in writing.

20.6
A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach, or as an implied waiver of that obligation or breach in relation to any other occasion.

Severability

20.7
If a clause or part of a clause can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this Agreement, but the rest of this Agreement is not affected.

Entire agreement

20.8
This Agreement contains everything the parties have agreed on in relation to this transaction. No party can rely on an earlier document), or on anything said or done by another party (or by a director, officer, agent or employment of that party) before this Agreement was executed.

Relationship of the Parties

20.9	This Agreement does not create a partnership, agency, fiduciary or any other relationship, except the relationship of contracting parties.

20.10	No party is liable for an act or omission of another party, except to the extent set out in this Agreement.

Governing law

20.11
This Agreement is governed by the laws of the State of Victoria, Australia. The parties submit to the non-exclusive jurisdiction of the courts of Victoria and courts entitled to hear appeals from those courts.

PPP Service Agreement PBT434 040617

21	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other Party that:

(a)	it has obtained all necessary corporate authorisations to enter into this Agreement;

(b)	it has the right to enter into and perform its obligations under this Agreement.

22	LIABILITY AND INDEMNITY

The CLIENT shall indemnify and hold harmless PPP, its agents and employees from and against all losses, costs, expenses, liabilities, claims, actions and damages, including without limitation interest, penalties, reasonable attorney’s fees, and arbitration and/or litigation costs arising out of the contract or obligations to be performed by PPP or from breach of any of the CLIENT’S covenants, representation or warranties, except to the extent that any such claim is caused by PPP’s negligence, recklessness or wilful misconduct.

23	SUB-CONTRACTING

PPP may not assign or subcontract the performance of any of its obligations under this Agreement without the prior written approval of CLIENT. Subcontracting shall not relieve PPP of its obligations under this Agreement and PPP shall be responsible for all acts or omissions or breaches of this Agreement by any subcontractor engaged (with CLIENT’S written consent) by it.

24	DEFINITIONS AND INTERPRETATIONS

24.1	In this Agreement unless the contrary intention appears:

“PPP Personnel” has the meaning given to it in clause 4.1.

“Business Day” means any weekday that is not gazetted as a public holiday in Victoria or other Australian state or country in which the relevant party(ies) is (are) located.

“Cause Beyond the Reasonable Control” means an act of God, strike, lockout, other disturbance or labour difficulty, war, act of public enemy, blockade, revolution, riot, insurrection, civil commotion, lightning, storm, flood, fire, earthquake, explosion, embargo, unavoidable accident, lack of transportation, or anything done or not done by or to a person, government or other competent authority, except the party concerned, which is beyond the reasonable control of the party concerned.

PPP Service Agreement PBT434 040617

“Contract Fee” means the fee payable by PPP to CLIENT for the Contracted Services as specified in Schedule 2.

“Event Indicating Insolvency” in relation to a party, means something that reasonably indicates that there is a significant risk that the party is or will become unable to pay debts as they fall due.

“GMP” means the current Manufacturing Principles to be observed in the manufacture in Australia of therapeutic goods for use in humans, as determined from time to time pursuant to section 36 of the Therapeutic Goods Act 1989.

“Intellectual Property Rights” means any intellectual or industrial property rights, whether registered or unregistered, including, without limitation:

(a)	patents, patentable inventions, designs, works of copyright, trade marks, trade secrets and rights in Confidential Information;

(b)
non-public ideas, knowledge, know how, information, strategies, concepts, methodologies, processes, methods, techniques, drawings, designs, diagrams, computer programs, data, formulae, specifications, procedures for experiments and tests or results of experiments and tests, (collectively, Confidential Information”).

“Study” means CLIENT’S Phase 1 clinical trial of its drug candidate known as PBT434.

24.2	A reference to a clause or schedule is a reference to a clause or schedule of this Agreement.

24.3	A reference to any legislation or legislative provision means that legislative provision as amended from time to time.

PPP Service Agreement PBT434 040617

EXECUTION

Executed as an agreement

Signed for and on behalf of	)
PHARMACEUTICAL PACKAGING	)
PROFESSIONAS PTY LTD	)	Signature of authorised officer
ABN 96 129 377 948)
by	)
an authorised officer, in the presence of:	)

Signature of witness

Kamal bhardwaJ
(name printed in full)

Signed for and on behalf of	)
PRANA BIOTECHNOLOGY LTD	)
ABN 37 080 699 065)
)
by Dianne Angus,	)
an authorised signatory, in the presence of:	)	Signature of authorised
signatory	)

Signature of witness

KATHRYN ANDREWS
(name printed in full)

PPP Service Agreement PBT434 040617